                                   Exhibit 12

                             Enron Oil & Gas Company
                Computation of Ratio of Earnings to Fixed Charges
                                 (In Thousands)
                                   (Unaudited)


                                  Three Months
                                      Ended                              Year Ended December 31
--------------------------------------------------------------------------------------------------------------------
                                    3/31/97       1996           1995           1994           1993            1992
--------------------------------------------------------------------------------------------------------------------
EARNINGS  AVAILABLE  FOR
FIXED CHARGES:
Net Income                         $ 23,065      $140,008     $142,118       $147,998       $138,025        $ 97,580
Less: Capitalized   Interest
  Expense                            (3,232)       (9,136)      (6,490)        (6,124)        (5,457)         (3,580)
Add: Fixed Charges                    8,347        21,997       18,414         14,613         15,378          25,869
Income Tax Provision(Benefit)        14,246        50,954       41,936          5,937        (25,752)        (17,736)
                                   --------      --------     --------       --------       --------        --------
EARNINGS AVAILABLE                 $ 42,426      $203,823     $195,978       $162,424       $122,194        $102,133
                                   ========      ========     ========       ========       ========        ========


FIXED CHARGES:
Interest Expense                      5,013        12,370       11,310          8,135          9,921          22,289
Capitalized Interest                  3,232         9,136        6,490          6,124          5,457           3,580
Rental Expense Representative of
Interest Factor                         102           491          614            354            -               -
                                   --------      --------     --------       --------       --------        --------
TOTAL FIXED CHARGES                 $ 8,347      $ 21,997     $ 18,414       $ 14,613       $ 15,378        $ 25,869
                                   ========     =========     ========       ========       ========        ========

RATIO OF EARNINGS TO
FIXED CHARGES                          5.08          9.27        10.64          11.12           7.95            3.95

--------------------------------------------------------------------------------------------------------------------